Exhibit 99.1

FOR IMMEDIATE RELEASE

For additional information, contact at (214) 981-5000:
Leldon E. Echols, Executive Vice President and Chief Financial Officer
Matthew G. Moyer, Vice President-Investor Relations
http://www.centex.com

CENTEX REPORTS RECORD FOURTH QUARTER
AND FISCAL YEAR RESULTS

FISCAL YEAR NET EARNINGS RISE 49%
FOURTH QUARTER NET EARNINGS GROW 53%

DALLAS — April 20, 2004: Centex Corporation (NYSE: CTX) today announced the highest sales, operating earnings and diluted earnings per share for any quarter in its history for the quarter ended March 31, 2004, as well as record results for the eighth consecutive fiscal year.

Highlights of the quarter ended March 31, 2004 included these records:

•	Revenues up 18% to $3.2 billion

•	Earnings per diluted share from continuing operations grew 30% to $2.05

•	Net earnings grew 53% to $300.1 million

•	Domestic home sales (orders) up 25%; closings up 5%

•	Domestic Home Building operating margin of 14.7%

Fiscal 2004 achievements:

•	Revenues grew 23%, exceeding $10 billion

•	Earnings per diluted share from continuing operations grew 44% to $6.01

•	Net earnings grew 49% to $827.7 million

•	Domestic Home Building operating earnings of $965.9 million, up 53%; closings totaled 30,358 units, up 15%; new home sales (orders) of 33,722, an 18% increase

•	Domestic Home Building operating margins of 12.8%, a 210-basis-point improvement over last year

     Through its subsidiaries, Centex ranks as one of America’s leading companies in each of the Home Building, Financial Services, Construction Services and Home Services industries.

Centex Corporation, Page 2 of 5

     “In Fiscal 2004, we achieved impressive results while streamlining our operations. Centex is a company that is centered on home building, with additional businesses that provide attractive operational and financial synergies,” commented Tim Eller, Centex Corporation Chairman and CEO. “As we move into fiscal 2005, Centex Corporation is in a great position with all our businesses. In Centex Homes, we have a strong backlog and lot position that should deliver higher closings and neighborhood growth into the future. In our financial services businesses, we have a motivated and growing force of loan officers at CTX Mortgage, and an attractive interest rate spread locked in on a growing portfolio of loans at Centex Home Equity. Additionally, the business environment for our Construction Services business is on the upswing and our Home Services business will continue to grow its customer base. All of our operations will work together to produce what is expected to be another record year of revenues and earnings for our shareholders in fiscal 2005.”

     Lel Echols, Executive Vice President and CFO, said, “Fiscal 2004 was a very strong year for our company and our shareholders. We have focused our operations and are continuously improving our transparency and earnings visibility. We are raising our earnings guidance for fiscal 2005 to $6.50 to $7.00 per diluted share, which would represent 8% to 16% growth over last fiscal year’s earnings per diluted share from continuing operations.”

     In the fourth quarter, Centex Corporation effected a 2-for-1 stock split in the form of a 100% stock dividend. All earnings per share presentations have been restated to reflect this action. Additionally, Centex Corporation will continue to pay a $0.16 per share dividend on the split shares, effectively doubling its dividend payout to shareholders.

     Centex Corporation repurchased 3,426,200 split-adjusted shares in fiscal 2004, returning over $168 million to shareholders. Centex has over 2.7 million shares remaining in its current authorization.

     In the fourth quarter, Centex Corporation successfully completed the spin-off of its Construction Products business, Eagle Materials Inc.; therefore, its results are now presented as a component of discontinued operations.

     Also in the fourth quarter, Centex Corporation, via a consolidation, terminated the tandem trading relationship with 3333 Holding Corporation (Holding Corp.) and Centex Development Company, L.P. (CDCLP). As a result of this transaction, Holding Corp. and CDCLP became subsidiaries of Centex. Beginning March 1, 2004, International Home Building is fully consolidated as a component of Home Building. Centex’s equity in the earnings of International Home Building prior to March 1, 2004 has been reclassified from Investment Real Estate to Home Building. Investment Real Estate will not be reported as a separate business segment in fiscal 2005.

HOME BUILDING

Domestic

     Operating earnings from Centex Homes were $353.2 million for the fourth quarter this year, 44% higher than $245.4 million for the fourth quarter a year ago. Fiscal 2004’s fourth quarter revenues from Centex Homes were $2.40 billion, 15% higher than $2.08 billion for the same quarter last year.

     The 44% increase in operating earnings was achieved on a 5% increase in closings to 9,635 homes in this year’s fourth quarter, as well as an improvement in operating margins to 14.7% from 11.8% a year ago. The margin increase was due primarily to a higher per-unit average sales price and continued cost reductions resulting from lower direct construction costs and process improvements.

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Centex Corporation, Page 3 of 5

     New home orders for this year’s fourth quarter were 10,274 homes, 25% above last year’s level. The backlog of homes sold but not delivered at March 31, 2004 was 15,414 units, 28% higher than the backlog at the same time a year ago.

     Fiscal 2004 operating earnings from Centex Homes reached a record $965.9 million, 53% higher than fiscal 2003 operating earnings of $631.3 million. Centex Homes revenues of $7.52 billion for fiscal 2004 were 27% higher than last year’s revenues.

     Fiscal 2004 closings reached an all-time high of 30,358 homes, 15% above closings last year, and new home orders for fiscal 2004 totaled 33,722 homes, 18% above last year’s orders. Average neighborhoods totaled 558 for fiscal 2004, an 8% increase over the average community count of 519 reported for fiscal 2003.

     “Our 210-basis-point operating margin improvement reflects the strong demand for our products and our employees’ relentless focus on continuous improvement,” noted Andy Hannigan, Chairman and CEO of Centex Homes. “As we move into fiscal 2005, we will accelerate our neighborhood growth and continue to drive market share gains in our existing markets.”

International

     London, England-based Fairclough Homes, the international operation of Centex Homes, closed 433 homes during the fourth quarter of fiscal 2004 versus 516 units for the same quarter last year. Operating earnings for the quarter were $17.8 million, a 62% increase over last year’s fourth quarter operating earnings of $11.0 million. Operating profit margin increased 450 basis points to 13.3% in the quarter.

     For fiscal 2004, Fairclough closed 1,547 homes, producing $39.4 million of operating earnings and posting increases of 4% and 93%, respectively. Operating profit margin increased 360 basis points to 9.0% for the year.

FINANCIAL SERVICES

     Operating earnings from Financial Services for the fourth quarter this year were $44.5 million, 12% lower than $50.8 million for the same quarter last year. Fiscal 2004’s fourth quarter Financial Services revenues of $252.3 million were 2% above $246.6 million for the same quarter a year ago.

     Fiscal 2004 operating earnings from Financial Services were $230.3 million, a 42% improvement over $161.8 million for fiscal 2003. Revenues from Financial Services were $1.05 billion for fiscal 2004, 23% higher than last year’s revenues of $855.0 million.

CTX Mortgage Company

     Operating earnings from CTX Mortgage Company and related companies, including Title and Insurance operations, totaled $27.0 million for the fourth quarter of fiscal 2004, 29% lower than $38.0 million for fiscal 2003’s fourth quarter. Retail originations were down 35% in the quarter versus the same period a year ago. Operating profit per loan decreased 5% to $1,496 in the quarter.

     Fiscal 2004 operating earnings from CTX Mortgage and related companies were $165.8 million, a 43% increase over $116.3 million in fiscal 2003. Total mortgage originations for fiscal 2004 totaled 88,346, 4% higher than the previous year, and loan volume of $15.1 billion was up 8% from

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Centex Corporation, Page 4 of 5

fiscal 2003. Mortgage refinancings accounted for 39% of total originations in fiscal 2004 compared to 42% last year.

     “I am very pleased with our results for fiscal 2004 and excited about our outlook going into this year,” commented John Matthews, Chairman and CEO of CTX Mortgage. “We remain committed to growing our sales force of motivated loan officers, to provide even more focus on the purchase origination business. In the fourth quarter we grew our loan officer base by 15% and purchase money originations were 57% of our retail business versus only 36% in last year’s fourth quarter.”

Centex Home Equity Company

     Centex Home Equity Company, LLC (CHEC) reported operating earnings of $17.6 million for the fourth quarter of fiscal 2004, a 37% improvement over $12.8 million in last year’s fourth quarter.

     For fiscal year 2004, CHEC’s operating earnings rose 37% to $64.5 million from $47.1 million in fiscal 2003. Originations for fiscal 2004 increased 24% to a record 36,659 loans. CHEC’s loan servicing portfolio under the “Portfolio Accounting Method” has reached $6.5 billion, growing by over 40% in the past fiscal year.

     “Centex Home Equity’s record loan volume this past year reflects our continued success in using diverse origination channels to maximize quality growth,” said Tony Barone, President and CEO of Centex Home Equity Company. “The originations we have made over the past several years have locked in a very attractive interest rate spread that we will continue to harvest into the future. Additionally, our 90-plus day delinquency remains low, coming in at 2.4%, down 20 basis points versus last year at this time and the lowest it has been in two years.”

CONSTRUCTION SERVICES

     Construction Services reported operating earnings of $3.7 million for the fourth quarter of fiscal 2004, 9% less than operating earnings of $4.1 million for the same quarter last year.

     Revenues from Construction Services were $429.7 million for the quarter this year, 21% higher than revenues of $354.3 million for the year-ago quarter. New contracts for the quarter totaled $412 million, 36% higher than $303 million for the same quarter a year ago.

     For fiscal 2004, Construction Services reported operating earnings of $16.4 million, 47% less than $30.7 million in operating earnings in the prior year. Construction Services revenues for fiscal 2004 were $1.60 billion, 5% higher than $1.52 billion in the prior year.

     During fiscal 2004, Construction Services was awarded approximately $1.82 billion of new contracts, a 113% increase over $857 million in fiscal 2003. The backlog of uncompleted construction contracts at March 31, 2004 was $1.75 billion, 15% more than $1.52 billion at March 31, 2003.

     “Fiscal 2004 was a year of change and challenge for our business,” said Robert C. Van Cleave, Chairman, President and CEO of Centex Construction Services. “However, we more than doubled our new contracts over last year and are positioned to grow our profit margin and earnings contribution in fiscal 2005.”

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Centex Corporation, Page 5 of 5

OUTLOOK

     Centex enters fiscal 2005 with the highest year-end backlog of home sales in its history and expects to continue to add more neighborhoods and loan officers, grow its servicing portfolio and increase its construction services backlog, positioning the company to post another year of record earnings. Centex said it expects fiscal 2005 to be the company’s ninth consecutive record year, with net earnings of $6.50 to $7.00 per diluted share.

     Centex’s senior management will conduct a conference call to discuss the fourth quarter and fiscal year 2004 financial results, as well as its outlook for fiscal 2005, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Wednesday, April 21. The conference call, accompanied by a slide presentation, will be webcast simultaneously on the Centex Web site at http://www.centex.com. A replay of the call, as well as the presentation, will be archived on that site.

# # #

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when Centex is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only Centex’s belief at the time the statements were made regarding future events, which are subject to significant risks, uncertainties and other factors, many of which are outside of Centex’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. With respect to forward-looking statements relating to the business, operations, assets, liabilities, financial condition or results of operations of Centex, the risks and uncertainties to which these statements are subject include the following: general economic conditions and interest rates; the cyclical and seasonal nature of our businesses; adverse weather conditions; changes in property taxes and energy costs; changes in federal income tax laws and federal mortgage financing programs; governmental regulations; changes in governmental and public policy; changes in economic conditions specific to any one or more of our markets and businesses; competition; availability of land and raw materials; and unexpected operational difficulties. For example, increases in interest rates or decreases in demand for housing on a national or regional basis or increases in the cost or reductions in the supply of suitable land for development, or lumber or other building materials or labor, could affect the revenues or operating earnings of our homebuilding operations. Similarly, increases in interest rates could adversely affect demand for some of the mortgage loans offered by our mortgage finance operations. Finally, changes in national and regional economic conditions and levels of infrastructure and construction spending could adversely affect the results of operations of our construction services operations. These and other risks and uncertainties are described in greater detail in Centex’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2003 (including under the captions “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), and Centex’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, which are on file with the SEC and may be obtained free of charge through the website maintained by the SEC at http://www.sec.gov. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. Centex undertakes no duty to update any forward-looking statement to reflect future events or changes in Centex’s expectations.

NOTE ATTACHMENTS:
(1) Revenues and Earnings by Lines of Business (Quarter and Year)
(2) Condensed Consolidated Balance Sheets
(3) Condensed Consolidated Cash Flows
(4) Supplemental Domestic Home Building Data
(5) Domestic Housing Activity by Geographic Area
(6) Domestic Housing Activity Dollar Values by Geographic Area
(7) Supplemental International Home Building Data
(8) Supplemental Financial Services Data

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Attachment 1

Centex Corporation and Subsidiaries
Revenues and Earnings by Lines of Business
(dollars in thousands, except per share data)

	Quarter Ended			Fiscal Year Ended
	March 31,			March 31,
	(unaudited)			(unaudited)
	2004	2003 (D)	Change	2004	2003 (D)	Change
Revenues
Home Building (A)	$2,479,582	$2,078,163	19%	$7,599,519	$5,922,724	28%
Financial Services	252,263	246,578	2%	1,047,905	855,015	23%
Construction Services	429,724	354,258	21%	1,596,335	1,517,851	5%
Investment Real Estate	10,280	12,181	(16%)	37,869	33,298	14%
Other	20,730	21,981	(6%)	81,763	99,817	(18%)

Total	$3,192,579	$2,713,161	18%	$10,363,391	$8,428,705	23%

Operating Earnings
Home Building (A)	$371,043	$256,405	45%	$1,005,290	$651,719	54%
Financial Services	44,549	50,759	(12%)	230,301	161,825	42%
Construction Services	3,701	4,087	(9%)	16,413	30,718	(47%)
Investment Real Estate	14,464	13,888	4%	44,756	33,942	32%
Other	132	(6,773)	102%	(2,298)	(10,239)	78%

Total Operating Earnings	433,889	318,366	36%	1,294,462	867,965	49%
Corporate General Expenses	(34,547)	(19,453)		(105,529)	(60,289)
Interest Expense	(4,499)	(15,234)		(39,869)	(60,326)

Earnings from Continuing Operations
Before Income Taxes	394,843	283,679	39%	1,149,064	747,350	54%
Income Taxes	(126,854)	(85,108)		(371,933)	(220,538)

Net Earnings from Continuing Operations	267,989	198,571	35%	777,131	526,812	48%
Earnings (Loss) from Discontinued Operations (B)	32,108	(1,900)		63,815	29,107
Cumulative Effect of Accounting Change (C)	—	—		(13,260)	—

Net Earnings	$300,097	$196,671	53%	$827,686	$555,919	49%

Earnings Per Share — Basic
Earnings per Share — Continuing Operations	$2.17	$1.64	32%	$6.30	$4.33	45%
Earnings per Share — Discontinued Operations	0.26	(0.02)		0.52	0.24
Earnings per Share — Cumulative Effect	—	—		(0.11)	—

Earnings Per Share — Basic	$2.43	$1.62	50%	$6.71	$4.57	47%

Earnings Per Share — Diluted
Earnings per Share — Continuing Operations	$2.05	$1.58	30%	$6.01	$4.18	44%
Earnings per Share — Discontinued Operations	0.25	(0.02)		0.49	0.23
Earnings per Share — Cumulative Effect	—	—		(0.10)	—

Earnings Per Share — Diluted	$2.30	$1.56	47%	$6.40	$4.41	45%

Average Shares Outstanding:
Basic	123,525,669	121,274,618	2%	123,382,068	121,564,084	1%
Diluted	130,515,294	126,048,272	4%	129,392,821	126,116,312	3%

(A) 3333 Holding Corporation and Centex Development Company, L.P. were consolidated into Centex Corporation on February 29, 2004. As a result, beginning March 1, 2004 and forward, International Home Building will be fully consolidated as a component of Home Building. Centex’s equity in the earnings of International Home Building prior to March 1, 2004 have been reclassified from Investment Real Estate to Home Building. See Attachment 7 for additional International Home Building information.

(B) Includes the operations spun-off in the CXP and Cavco transactions and other discontinued manufactured housing operations.

(C) Represents the cumulative effect of change in accounting resulting from the consolidation of HSF-I effective July 1, 2003.

(D) Certain prior year items have been reclassified to conform to current period classifications.

Attachment 2

Centex Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)
(unaudited)

	Centex Corporation and Subsidiaries		Centex Corporation*		Financial Services
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2004	2003	2004	2003	2004	2003
Assets
Cash —
Unrestricted	$193	$456	$175	$441	$18	$15
Restricted	296	172	36	8	260	164
Receivables —
Residential Mortgage Loans Held for Investment	6,498	4,643	—	—	6,498	4,643
Residential Mortgage Loans Held for Sale	1,820	303	—	—	1,820	303
Other Receivables	669	603	491	405	178	198
Inventories —
Homebuilding	5,105	3,413	5,105	3,413	—	—
Land Held Under Option Agreements not Owned	362	—	362	—	—	—
Other	94	16	85	7	9	9
Investments	140	384	672	789	—	—
Property and Equipment, net	156	146	115	104	41	42
Goodwill	255	213	238	196	17	17
Deferred Charges and Other Assets	481	508	239	229	242	279
Assets from Discontinued Operations	—	754	—	754	—	—

	$16,069	$11,611	$7,518	$6,346	$9,083	$5,670

Liabilities and Stockholders’ Equity
Accounts Payable and Accrued Liabilities	$1,963	$1,585	$1,715	$1,321	$264	$290
Debt
Non-Financial Services	2,418	2,025	2,418	2,025	—	—
Financial Services	8,302	4,999	—	—	8,302	4,999
Liabilities from Discontinued Operations	—	341	—	341	—	—
Minority Stockholders’ Interest	336	3	335	1	1	2
Stockholders’ Equity	3,050	2,658	3,050	2,658	516	379

	$16,069	$11,611	$7,518	$6,346	$9,083	$5,670

* In the supplemental data presented above, “Centex Corporation” represents the consolidation of all subsidiaries other than those included in Financial Services. Transactions between Centex Corporation and Financial Services have been eliminated from the Centex Corporation and Subsidiaries balance sheets.

**We believe that separate disclosure of the consolidating information is useful because: the Financial Services subsidiaries operate in a distinctly different financial environment that generally requires significantly less equity to support their higher debt levels compared to the operations of our other subsidiaries; the Financial Services subsidiaries have structured their financing programs substantially on a stand-alone basis; and we have limited obligations with respect to the indebtedness of our Financial Services subsidiaries. Management uses this information in its financial and strategic planning.

Attachment 3

Centex Corporation and Subsidiaries
Condensed Consolidated Cash Flows
(Dollars in millions)
(unaudited)

	Centex Corporation and Subsidiaries		Centex Corporation*		Financial Services
	For the Fiscal Year Ended March 31,		For the Fiscal Year Ended March 31,		For the Fiscal Year Ended March 31,
	2004	2003	2004	2003	2004	2003
Cash Flows — Operating Activities
Net Earnings	$828	$556	$828	$556	$133	$153
Adjustments —
Depreciation and Amortization	101	113	84	96	17	17
Other Noncash Adjustments	61	48	(100)	(140)	102	32
Decrease (Increase) in Loans Held for Sale	927	(62)	—	—	927	(62)
Increase in Inventories	(1,203)	(737)	(1,203)	(732)	—	(5)
Other Operating Activities	(2)	76	81	87	(88)	(173)

	712	(6)	(310)	(133)	1,091	(38)

Cash Flows — Investing Activities
Increase in Loans Held for Investment	(1,935)	(1,398)	—	—	(1,935)	(1,398)
Other Investing Activities	16	(164)	(56)	91	3	(16)

	(1,919)	(1,562)	(56)	91	(1,932)	(1,414)

Cash Flows — Financing Activities
(Decrease) Increase in Short-Term Debt, net	(1,117)	534	(59)	6	(1,058)	528
Issuance of Long-Term Debt, net	2,176	1,294	274	308	1,902	986
Other Financing Activities	(116)	(24)	(116)	(24)	—	(74)

	943	1,804	99	290	844	1,440

Effect of Exchange Rate on Cash	1	—	1	—	—	—

Net (Decrease) Increase in Cash and Cash Equivalents	(263)	236	(266)	248	3	(12)
Cash and Cash Equivalents at Beginning of Period	456	220	441	193	15	27

Cash and Cash Equivalents at End of Period	$193	$456	$175	$441	$18	$15

* In the supplemental data presented above, “Centex Corporation” represents the consolidation of all subsidiaries other than those included in Financial Services. Transactions between Centex Corporation and Financial Services have been eliminated from the Centex Corporation and Subsidiaries cash flows.

**We believe that separate disclosure of the consolidating information is useful because: the Financial Services subsidiaries operate in a distinctly different financial environment that generally requires significantly less equity to support their higher debt levels compared to the operations of our other subsidiaries; the Financial Services subsidiaries have structured their financing programs substantially on a stand-alone basis; and we have limited obligations with respect to the indebtedness of our Financial Services subsidiaries. Management uses this information in its financial and strategic planning.

Attachment 4

Centex Corporation and Subsidiaries
Supplemental Home Building Data — Domestic Operations
(unaudited)

(dollars in millions, except per unit data)

	Quarter Ended March 31,				Fiscal Year Ended March 31,
	2004		2003		2004		2003
HOME BUILDING — DOMESTIC
Revenues — Housing	$2,363.1	100.0%	$2,056.6	100.0%	$7,360.7	100.0%	$5,818.8	100.0%
Cost of Sales — Housing	(1,728.3)	(73.1%)	(1,547.5)	(75.2%)	(5,401.1)	(73.4%)	(4,362.7)	(75.0%)

Gross Margin — Housing	634.8	26.9%	509.1	24.8%	1,959.6	26.6%	1,456.1	25.0%

Revenues — Land Sales & Other	36.0		21.5		158.3		103.9
Cost of Sales — Land Sales & Other	(18.0)		(22.4)		(143.2)		(91.3)

Gross Margin — Land Sales & Other	18.0		(0.9)		15.1		12.6

Total Gross Margin	652.8	27.2%	508.2	24.5%	1,974.7	26.3%	1,468.7	24.8%
Selling, General & Administrative	(306.2)	(12.8%)	(263.6)	(12.7%)	(1,038.8)	(13.8%)	(849.2)	(14.3%)
Other Income	6.6	0.3%	0.7	—%	30.0	0.3%	11.8	0.2%

Operating Earnings	$353.2	14.7%	$245.3	11.8%	$965.9	12.8%	$631.3	10.7%

Units Closed	9,635		9,135		30,358		26,427
Average Unit Sales Price	$245,267		$225,132		$242,465		$220,183
% Change	8.9%		3.9%		10.1%		3.0%
Operating Earnings per Unit	$36,660		$26,861		$31,816		$23,889
% Change	36.5%		20.4%		33.2%		12.7%
Average Neighborhoods	557		551		558		519
% Change	1.1%		16.5%		7.5%		9.5%

Beginning with the June 30, 2003 quarter, Centex has reflected interest cost relieved from inventory as cost of sales and reclassified certain costs between cost of sales and SG&A. Prior year items have been reclassified to conform to the current period classifications.

LOT POSITION — DOMESTIC

	As of March 31,
	2004	2003	Change
Lot Owned and Controlled:
Lots Owned	77,475	59,844	29.5%
Lots Controlled	115,366	70,926	62.7%

Total	192,841	130,770	47.5%

Attachment 5

Centex Corporation and Subsidiaries
Supplemental Home Building Data — Domestic Operations
Housing Activity (Units) by Geographic Area

	Closings
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2004	2003	Change	2004	2003	Change
Mid-Atlantic	1,502	1,434	5%	5,201	4,501	16%
Southeast	1,860	1,585	17%	5,568	4,851	15%
Midwest	1,807	1,684	7%	5,801	4,695	24%
Southwest	3,073	2,890	6%	8,708	8,157	7%
West Coast	1,393	1,542	(10%)	5,080	4,223	20%

	9,635	9,135	5%	30,358	26,427	15%

	Sales (Orders) Backlog
	As of March 31,
	2004	2003	Change
Mid-Atlantic	2,801	2,148	30%
Southeast	3,707	2,713	37%
Midwest	3,392	2,920	16%
Southwest	2,869	2,258	27%
West Coast	2,645	2,011	32%

	15,414	12,050	28%

	Sales (Orders)
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2004	2003	Change	2004	2003	Change
Mid-Atlantic	1,732	1,586	9%	5,854	5,146	14%
Southeast	2,045	1,441	42%	6,562	5,249	25%
Midwest	2,081	1,559	33%	6,273	5,087	23%
Southwest	2,764	2,280	21%	9,319	8,054	16%
West Coast	1,652	1,357	22%	5,714	5,132	11%

	10,274	8,223	25%	33,722	28,668	18%

Attachment 6

Centex Corporation and Subsidiaries
Supplemental Home Building Data — Domestic Operations
Housing Activity (Values) by Geographic Area

	Housing Revenues - Closings
	(dollars in millions)
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2004	2003	Change	2004	2003	Change
Mid-Atlantic	$425.3	$367.2	16%	$1,434.3	$1,160.8	24%
Southeast	470.4	343.6	37%	1,290.1	1,010.3	28%
Midwest	372.3	324.0	15%	1,203.4	893.5	35%
Southwest	490.3	431.9	14%	1,358.4	1,222.0	11%
West Coast	604.8	589.9	3%	2,074.5	1,532.2	35%

	$2,363.1	$2,056.6	15%	$7,360.7	$5,818.8	26%

	Sales (Orders) Backlog Value
	(dollars in millions)
	As of March 31,
	2004	2003	Change
Mid-Atlantic	$914.2	$616.7	48%
Southeast	982.8	574.1	71%
Midwest	682.4	553.2	23%
Southwest	463.7	343.2	35%
West Coast	1,188.9	714.8	66%

	$4,232.0	$2,802.0	51%

Attachment 7

Centex Corporation and Subsidiaries
Supplemental Home Building Data — International Operations
(unaudited)

     (dollars in millions, except per unit data)

	Quarter Ended March 31,				Fiscal Year Ended March 31,
	2004		2003		2004		2003
HOME BUILDING — INTERNATIONAL
Revenues — Housing	$130.1	100.0%	$123.0	100.0%	$428.7	100.0%	$352.0	100.0%
Cost of Sales — Housing	(101.2)	(77.8%)	(103.0)	(83.7%)	(353.2)	(82.4%)	(303.1)	(86.1%)

Gross Margin — Housing	28.9	22.2%	20.0	16.3%	75.5	17.6%	48.9	13.9%

Revenues — Land Sales & Other	3.8		1.9		10.3		23.6
Cost of Sales — Land Sales & Other	(3.8)		(0.1)		(6.2)		(16.2)

Gross Margin — Land Sales & Other	—		1.8		4.1		7.4

Total Gross Margin	28.9	21.6%	21.8	17.5%	79.6	18.1%	56.3	15.0%
Selling, General & Administrative	(10.6)	(7.9%)	(10.1)	(8.1%)	(38.1)	(8.7%)	(33.4)	(8.9%)

Operating Earnings	18.3	13.7%	11.7	9.4%	41.5	9.4%	22.9	6.1%
Interest	(0.5)	(0.4%)	(0.7)	(0.6%)	(2.1)	(0.4%)	(2.5)	(0.7%)

Earnings Before Income Taxes	$17.8	13.3%	$11.0	8.8%	$39.4	9.0%	$20.4	5.4%

Units Closed	433		516		1,547		1,492
Average Unit Sales Price	$300,499		$238,306		$277,125		$235,930
% Change	26.1%		7.5%		17.5%		15.5%
Operating Earnings per Unit	$42,296		$22,797		$26,840		$15,369
% Change	85.5%		114.3%		74.6%		48.4%

Attachment 8

Centex Corporation and Subsidiaries
Supplemental Financial Services Data

CTX Mortgage Company

	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2004	2003	Change	2004	2003	Change
Originations
Builder	6,558	6,410	2%	20,865	18,127	15%
Retail	11,465	17,718	(35%)	67,481	66,807	1%

Total	18,023	24,128	(25%)	88,346	84,934	4%

Applications
Builder	7,092	5,904	20%	24,031	20,103	20%
Retail	15,057	20,921	(28%)	65,514	69,883	(6%)

Total	22,149	26,825	(17%)	89,545	89,986	-%

Loan Volume (in billions)	$3.24	$4.02	(20%)	$15.12	$13.99	8%

Average Loan Size	$179,600	$166,600	8%	$171,100	$164,700	4%

Operating Profit per Loan	$1,496	$1,574	(5%)	$1,839	$1,369	34%

Centex Home Equity

	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2004	2003	Change	2004	2003	Change
Originations	8,891	7,667	16%	36,659	29,448	24%

Applications	91,077	74,835	22%	340,894	248,150	37%

Loan Volume (in billions)	$1.01	$0.70	44%	$3.92	$2.51	56%

Average Loan Size	$114,100	$91,800	24%	$106,900	$85,100	26%

Earnings As a % of Average “Owned” Portfolio	1.12%	1.15%		1.16%	1.20%

Servicing Portfolio:	As of March 31,
	2004	2003	Change
Number of Loans:
Portfolio Accounting Method	76,215	61,073
Other	10,858	13,329

Total	87,073	74,402	17%

Servicing Portfolio (in billions):
Portfolio Accounting Method	$6.50	$4.64
Other	0.64	0.84

Total	$7.14	$5.48	30%